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                                                                EXHIBIT  10.17




                           SUPPORT SERVICES AGREEMENT

         This Support Services Agreement (this "Agreement") is made as of August 31, 1997 (the "Effective Date") by and between Rittenhouse Financial Services, Inc., a Delaware corporation ("RFS"), and The Rittenhouse Trust Company, a trust company and commercial bank organized under the laws of the Commonwealth of Pennsylvania ("RTC").

         WHEREAS, pursuant to a Stock Purchase Agreement dated as of July 14, 1997 (the "Stock Purchase Agreement"), among The John Nuveen Company, a Delaware corporation ("JNC"), George W. Connell, and RFS, JNC is acquiring from George W. Connell on the date hereof all of the capital stock of RFS; and

         WHEREAS, RFS desires to provide to RTC, and RTC desires to receive from RFS, certain services, as more fully described on Schedule 1 attached hereto (the "RFS Provided Services"); and

         WHEREAS, RTC desires to provide to RFS, and RFS desires to receive from RTC, certain services, as more fully described on Schedule 2 attached hereto (the "RTC Provided Services" and, together with the RFS Provided Services, the "Services"); and

         WHEREAS, RFS and RTC, as contemplated by Section 4.5 of the Stock Purchase Agreement, desire to enter into this Agreement to confirm the terms and conditions pursuant to which RFS will provide the Services.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Services. (a) Subject to the terms of this Agreement, from and after the Closing, RFS shall make the RFS Provided Services available to RTC in accordance with the practices in effect as of the Closing or as otherwise specifically set forth in Schedule 1 hereto. In consideration for the RFS Provided Services listed on Schedule 1, RTC shall pay to RFS, JNC or an affiliate of JNC each year for a period of ten years from the date hereof the Fixed Annual Fee set forth on Schedule 3 attached hereto (together with Schedule 1, the "RFS Provided Services Schedules"), payable in advance for the first year of such period on the second business day following the date hereof and thereafter in advance in equal quarterly installments on the first business day following each December 31, March 31, June 30 and September 30, in each case by wire transfer of immediately available funds, which Fixed Annual Fee in light of the RFS's making available such RFS Provided Services shall be payable regardless of whether and to what extent any RFS Provided Services are utilized by RTC hereunder during the respective annual period to which such payment relates, and the fee or other charge set forth opposite each such RFS Provided Service on Schedule 1 (each such fee or charge a "Variable RFS Provided Service



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Fee") in respect of RFS Provided Services actually provided and received by RTC during a billing period hereunder and each RFS Provided Service provided will be invoiced to RTC in accordance with the billing provisions set forth in
Schedule 1 with respect to such RFS Provided Service. RTC shall give RFS written notice of its intent to terminate any one or more of the RFS Provided Services at least 30 days prior to the termination of the RFS Provided Service unless Schedule 1 hereto provides for a different notice period, in which case such different notice period shall apply to the applicable Service; provided, however, that no such termination(s) shall relieve RTC of its obligation to pay the Fixed Annual Fee to RFS, JNC or an affiliate of JNC as provided above and provided further that notwithstanding anything to the contrary in this Agreement, RTC shall not be obligated to continue to pay the Fixed Annual Fee if (i) RFS terminates RTC's sublease of office space from RFS pursuant to the Sublease dated the date hereof by and between RFS and RTC or any subsequent sublease entered into pursuant to Section 1(c) (a "Sublease") or RTC is evicted from such space (in any case other than as a result of RTC's default thereunder or upon the Sublease's expiration at the end of the term thereof (without acceleration of termination)), or (ii) RFS breaches the covenant set forth in
Section 1(c). RFS agrees and acknowledges that each of the RFS Provided
Services will be available for a period of at least ten years from the date hereof and that if RTC has given RFS written notice of its intent to terminate any of the RFS Provided Services pursuant to this Section 1(a), then RTC shall have the right to resume at RTC's cost (including start up costs) any such RFS Provided Service upon 30 days written notice to RFS, provided that such notice is delivered prior to the tenth anniversary of the date hereof and provided further that RFS shall have no obligation to provide such terminated service if RFS no longer performs such service for itself or no longer maintains the personnel, hardware or software necessary to perform such RFS Provided Service. This Agreement shall continue in full force and effect with respect to any RFS Provided Services not terminated by any such notices.

         Subject to the terms of this Agreement, from and after the Closing, RTC shall make the RTC Provided Services available to RFS in accordance with the practices in effect as of the Closing or as otherwise specifically set forth in Schedule 2 hereto. In consideration for the Services, RFS shall pay to RTC the fee or other charge set forth opposite each such RTC Provided Service on Schedule 2 (each such fee or charge a "Variable RTC Provided Service Fee" and, together with the Variable RFS Provided Service Fee, the "Variable Services Fees") in respect of RTC Provided Services actually provided and received by RFS during a billing period hereunder and each RTC Provided Service provided will be invoiced to RFS in accordance with the billing provisions set forth in Schedule 2 with respect to such Service. RFS shall give RTC written notice of its intent to terminate any one or more of the RTC Provided Services at least 30 days prior to the termination of the RTC Provided Service unless
Schedule 2 hereto provides for a different notice period, in which case such different notice period shall apply to the applicable RTC Provided Service. RTC agrees and acknowledges that each of the RTC Provided Services will be available for a period of at least ten years from the date hereof and that if RFS has given RTC written notice of its intent to terminate any of the RTC Provided Services pursuant to this Section 1(b), then RFS shall have the right to resume at RFS's cost (including Start Up Costs) any such RTC Provided Service upon 30 days written notice to RTC, provided that such notice is delivered prior to the tenth anniversary of the date of and provided further that RTC shall have no obligation to provide such terminated service if RTC no longer performs such service for



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itself no longer maintains the personnel, hardware or software necessary to perform such RTC Provided Service. This Agreement shall continue in full force and effect with respect to any RTC Provided Services not terminated by any such notices.

         During the period ending on the tenth anniversary of the date hereof RFS shall secure for RTC's benefit and shall sublease to (or shall arrange for a lease for) RTC office space which is contiguous to office space leased, owned, or otherwise occupied by RFS following termination of the Sublease dated the date hereof by and between RFS and RTC. Such sublet office space shall, unless otherwise agreed by RTC, contain the same square footage of office space and storage space as that covered by the Sublease at the time of its expiration and shall be of quality and appearance comparable to the contiguous office space and storage space occupied by RFS. Such sublet shall be evidenced by a sublease containing the terms of the Sublease between RFS and RTC dated the date hereof, modified, mutatis mutandis, to reflect the terms of RFS's master lease. RTC's rent and associated expenses for such space shall be a percentage of RFS's rent and associated expenses based on the percentage of space sublet to RTC in relation to the overall space leased by RFS. RFS covenants and agrees that prior to leasing any office space it shall obtain from its new landlord all necessary consents to the sublease to RTC herein described.

         "Providing Party" shall mean (i) with respect to the RFS Provided Services, RFS, and (ii) with respect to the RTC Provided Services, RTC. "Receiving Party" shall mean (i) with respect to the RFS Provided Services, RTC, and (ii) with respect to the RTC Provided Services, RFS.

         Liability; Indemnification. Providing Party shall have no liability to Receiving Party with respect to its furnishing any of the Services hereunder except for its willful misconduct or gross negligence. In providing the Services, Providing Party shall not be obligated to (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Party's data to Receiving Party or any alternate supplier of administrative services. The sole remedy of Receiving Party in the event data owned by it is lost or damaged in any way during processing by a third party data processor is the refund to it of any Variable Service Fees paid for the processing of the damaged data and any damages available from such third party data processor. Providing Party agrees to exercise reasonable diligence to correct errors or deficiencies in the Services. Providing Party shall not be liable to any third party in any way for any obligation or commitment pursuant to this Agreement or for any act or omission, and Receiving Party shall be solely liable and responsible for any and all claims, liabilities, obligations, losses, costs, expenses, litigation, proceedings, charges, allegations, demands, damages or judgments of any kind or nature whatsoever ("Liabilities") related to, arising from, asserted against or associated with Providing Party furnishing or failing to furnish to Receiving Party any of the Services described herein. Upon the termination of any of the Services, Receiving Party shall be obligated to return to Providing Party, as soon as practicable, any equipment or other property of Providing Party relating to the Services which is owned or leased by Providing Party and is or was in Receiving Party's possession or control. Effective as of the date of this Agreement, Receiving Party shall indemnify and hold Providing



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Party and its affiliates and their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees and assigns harmless from and against any and all Liabilities (including, without limitation, reasonable fees and expenses of counsel) of whatever kind and nature related to, arising from, asserted against or associated with Providing Party furnishing or failing to furnish the Services provided for in this Agreement, other than Liabilities arising out of the willful misconduct or gross negligence of Providing Party or its affiliates or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assigns.

         Claims. Receiving Party's receipt of any Service performed hereunder shall be an unqualified acceptance of, and a waiver by it of any and all claims with respect to, such Service unless it gives Providing Party notice of claim within 60 days after such receipt. No claim by Receiving Party against Providing Party of any kind, whether as to service performed or for delayed performance or non-performance, shall be greater in amount than the Variable Service Fee paid, or payable, by Receiving Party for the Service in respect of which such claim is made; and in no event will Providing Party be liable to Receiving Party for any incidental or consequential damages, other than as caused by or resulting from negligence or breach of obligations hereunder.

         Additional Services. (a) If Receiving Party, and if RFS is Receiving Party then also JNC, wants Providing Party to provide any service other than the Services provided for in Schedule 1 hereto, Receiving Party shall notify Providing Party in writing, and within 30 days following the giving of such notice Providing Party, and if RFS is Providing Party then also JNC, shall decide, in its sole discretion, whether to provide such service. If Providing Party agrees to provide such additional service, Receiving Party shall be invoiced for such service in accordance with billing practices reasonably determined by mutual agreements. Notwithstanding the foregoing, any service that is being provided by either party to the other as of the date hereof which is not listed on Schedule 1, shall be provided by the Providing Party to the Receiving Party upon the Receiving Party's written request to the Providing Party within one year from the date hereof at the cost (including start up costs) of providing such service; provided that the Providing Party shall have no obligation to provide such service if the Providing Party no longer performs such service for itself or no longer maintains the personnel, hardware or software necessary to perform such service. The provision by Providing Party of any such additional service shall be subject to all other provisions of this Agreement and shall be deemed a Service as if such additional service had originally been part of Schedule 1 or Schedule 2 to this Agreement, as applicable.

         Confidentiality. Any and all information which is not generally known to the public which is exchanged between the parties in connection with this Agreement, whether of a technical or business nature, shall be considered to be confidential. The parties agree that confidential information shall not be disclosed to any third party or parties without the written consent of the other party. Each party shall take reasonable measures to protect against nondisclosure of confidential information by its officers and employees. Confidential information shall not include any information (i) which is or becomes part of the public domain, (ii) which is obtained from third parties who are not bound by confidentiality obligations or



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(iii) which is required to be disclosed by law, regulation, legal process or the rules of any state or federal regulatory agency or the New York Stock Exchange. The provisions of this section shall survive the termination of this Agreement.

         Assignment. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not be assignable by either party hereto to any other person, firm or entity without the prior written consent of the other party; provided, however, that this Agreement in its entirety, or any portion of the rights and obligations established hereunder, may be assigned by either party hereto to one of its directly or indirectly wholly owned subsidiaries without the written consent of the other party, provided further that (other than those services indicated on Schedule 1 or 2 as non-transferable) RFS may assign either in whole or in part the rights and obligations established under this Agreement to JNC or a direct or indirect subsidiary of JNC so long as the assignment of such service is approved by the President of RFS in coordination with JNC and, in the aggregate, the level and quality of service and cost of service of such service provided to RTC remains at least comparable to the level of service and cost of service provided by RFS to RTC. Notwithstanding anything to the contrary herein, the Providing Party may select a new provider of products or services (except for those services specifically indicated on Schedule 1 or 2) so long as the assignment to such service is approved by the President of RFS in coordination with JNC and such new provider provides, in the aggregate, a quality of product and level and quality of service and cost of product or service no less favorable than those provided by the existing provider. Except as expressly provided herein, nothing herein shall create or be deemed to create any rights as a third-party beneficiary in any person or entity not a party to this Agreement.

         Waiver, Amendment or Modification. No waiver, amendment or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith.

         Entire Agreement. This Agreement, the Schedules hereto, the Stock Purchase Agreement and the other Transaction Agreements (as defined in the Stock Purchase Agreement) constitute the entire agreement of the parties concerning the subject matter hereof and supersedes all previous agreements between the parties, whether written or oral, with respect to such subject matter.

         Governing Law. Despite any different result required by any conflicts of law provisions, this Agreement shall be governed by the laws of the State of Delaware.

         Notices. All notices, requests, demands, waivers and other communications (hereafter "notices") required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (i) at the time of delivery, if delivered by hand, (ii) on the date of transmission, if sent by facsimile, telegram or other standard form of telecommunications or (iii) three business days after mailing, if mailed registered or certified first-class mail, postage prepaid, return receipt requested. Notices shall be delivered or sent, as the case may be, to the following addresses or to such other addresses as the parties may hereafter designate by like notice similarly provided:



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         If to RFS:       Rittenhouse Financial Services, Inc.
                          Two Radnor Corporate Center
                          Radnor, Pennsylvania  19087-4570
                          Telecopy:  (610) 293-3494
                          Attention:  Richard Hughes

         With Copy to:    The John Nuveen Company
                          333 West Wacker Drive
                          Chicago, Illinois  60606
                          Telecopy:  (312) 917-7952
                          Attention:  General Counsel

         If to RTC:       Rittenhouse Trust Company
                          Two Radnor Corporate Center
                          Radnor, Pennsylvania  19087-4570
                          Telecopy:  (610) 293-3494
                          Attention:  George Connell

         with copy to:    Schnader Harrison Segal & Lewis
                          1600 Market Street
                          Philadelphia, PA  19103-4252
                          Telecopy:  (215) 246-9018
                          Attention:  Bruce A. Rosenfield

         Force Majeure. Anything else in this Agreement notwithstanding, Providing Party shall be excused from providing Services hereunder while, and to the extent that, its performance is prevented by fire, drought, explosion, flood, invasion, rebellion, earthquake, civil commotion, strike or labor disturbance, governmental or military authority, act of God, mechanical failure or any other event or casualty beyond the reasonable control of Providing Party, whether similar or dissimilar to those enumerated in this paragraph (hereafter a "Casualty"). In the event of a Casualty, Providing Party shall make alternate arrangements with respect to interrupted Services to Receiving Party on the same basis and terms on which it makes such arrangements for itself so long as Casualty coverage is a Service to be provided by the Providing Party hereunder.

         Independent Contractor. The relationship of RFS and RTC which is created hereunder is that of an independent contractor. This Agreement is not intended to create and shall not be construed as creating between RFS and RTC the relationship of affiliate, principal and agent, joint venture, partnership, or any other similar relationship, the existence of which is hereby expressly denied.

         Billing and Payment. (a) Providing Party shall bill Receiving Party on a monthly basis for the Variable Service Fees due therefrom for Services provided pursuant to the terms of this Agreement. All such bills shall contain reasonable detail and shall be due 30 days after receipt. The failure of Receiving Party to pay any bill within 30 days of receipt shall result in Receiving Party owing Providing Party, JNC or an affiliate of JNC, as the case may be, an



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additional handling charge equal to 1% per month of the amount due from the date due to the payment date, unless a payment pursuant to Section 13(b) is 60 days or more in arrears in which case no additional handling charge shall be due from the Receiving Party; provided, however, that no additional handling charge shall be payable with respect to any amount that is disputed by the Receiving Party.

         During the term of this Agreement, RTC shall pay RFS, JNC or an affiliate of JNC the Fixed Annual Fee as provided in Section 1(a). The failure of RTC to pay the Fixed Annual Fee when due shall result in RTC owing RFS, JNC or an affiliate of JNC, as the case may be, an additional handling charge equal to 1% per month of the amount due from the date due to the payment date, and any such Fixed Annual Fee shall not be subject to offset against payments due RTC under Section 13(a) or otherwise.

         Term. (a) This Agreement shall terminate, and the parties shall cease to be obligated to provide Services, on the earlier of (i) tenth anniversary of the date hereto, (ii) a RTC Default as described in Section 14(b), and (iii) a material default by RFS hereunder, unless such default has been cured by RFS to the reasonable satisfaction of RTC within 30 days after receipt of written notice of default from RTC. Upon termination of this Agreement all payment obligations of each Receiving Party shall cease except for any accrued and unpaid liability for the Services previously rendered and, if applicable, any payment described in Section 14(c). Notwithstanding the foregoing, if any Schedules hereto provide for the provision of Services for a longer period, such longer period shall govern the provision of such Services. If the parties hereto cease to occupy immediately contiguous office space, then either Providing Party may cease to provide any applicable service as indicated as terminable in such instance on Schedule 1 and Schedule 2 hereto upon 60 days' written notice.

         Further, Providing Party's obligation to provide Services to the Receiving Party hereunder shall terminate on not less than 30 days' prior written notice by the terminating party in the event of the occurrence and continuation of a material default by the Receiving Party hereunder. "RTC Default" means (i) a material default by RTC hereunder, unless such default has been cured by RTC to the reasonable satisfaction of RFS within 30 days after receipt of written notice of such default, (ii) a majority of the outstanding capital stock of RTC ceases to be owned by George W. Connell, or a Permitted Transferee (as defined in the Inter-Company Agreement dated as of the date hereof by and among RTC, RFS, JNC and George W. Connell), or (iii) the sale, exchange, transfer or other disposition of any outstanding capital stock of RTC to a competitor of JNC.

         In the event that this Agreement is terminated pursuant to a RTC Default, RTC shall make payment within five business days to RFS, JNC or an affiliate of JNC by Wire Transfer (as defined in the Stock Purchase Agreement) of an amount equal to the present value (applying a discount rate equal to the then prevailing prime rate of Morgan Guaranty Trust Company of New York) of the Fixed Annual Fees which have not been theretofore paid. In the event of termination of this Agreement for any reason other than (i) an RTC Default or
(ii) so long as there has been no continuing RTC Default and so long as RTC has not materially breached any of the Transaction Agreements (as defined in the Stock Purchase Agreement) that



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is continuing, RFS's willful breach of its obligation under this Agreement to provide research and statistical review services, RTC shall continue to pay the Fixed Annual Fee.

         Waiver. The failure of either party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver or affect the right of such party at a later time to enforce the same, except as set forth in the first sentence of paragraph 3 hereof.

         Severability. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which it shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

RITTENHOUSE FINANCIAL                  THE RITTENHOUSE TRUST COMPANY
 SERVICES, INC.

By:/s/ GEORGE W. CONNELL               By: /s/ GEORGE W. CONNELL
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Title:                                 Title:
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